EXHBIT 4.(c)i CONSULTING AGREEMENT DATED DECEMBER 1, 2004 WITH DAMIAN LEE

CONSULTING AGREEMENT

THIS AGREEMENT made as of the 1st Day of December 2004.

BETWEEN:

Noble House Entertainment Inc. (the “Company”)

OF THE FIRST PART

-and-

Damian Lee (the “Consultant”)

OF THE SECOND PART

WHEREAS the consultant is an experienced movie producer, director and writer and has information and contacts in motion picture and television industry.

WHEREAS the parties have agreed that the Consultant shall be engaged by the Company upon and subject to the terms and conditions herein.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and mutual covenants herein contained, the parties hereto respectively covenant and agree as follows:

I.  THE CONSULTING TERMS

The Company hereby retains the services of the Consultant to act as Chief Executive Officer of Noble House Entertainment Inc. and President & CEO of a subsidiary to be set up and known as Noble House Production Inc. and to achieve various milestones according to the details outlined in the Offer to Purchase dated November 30, 2004 and exhibits thereto, upon the following terms and conditions which the Consultant hereby accepts.

II.  TERM

The term of this agreement shall start from the date of this agreement and run for five years and renewed automatically for similar duration, unless terminated earlier as per Article V of the Agreement.

III.  DUTIES

1.  Reporting responsibilities

The Consultant shall report directly to the Board of Directors.

2.  Disclosure

The Consultant shall not, either during the continuance of the Consultant’s contract or at any time thereafter, disclose the private affairs or secrets of the Company to any person other than properly and duly designated officers of the Company and shall not use for the Consultant’s own purposes or for any purpose other than that of the Company, any information he may acquire in relation to the business and affairs of the Company.  This obligation shall survive the expiry or termination of this agreement.

3.  Non-competition

The Consultant agrees that during the terms of the Consultant’s agreement with the Company and for a period of two years after the date of the termination thereof, the Consultant will not directly or indirectly, whether as a shareholder, advisor, employee, consultant or otherwise participate with or be interested in any business within North America which competes with the business of the Company, unless otherwise agreed in writing with the Company.

4.  Intellectual and Industrial Property

The Consultant shall promptly disclose to the Company any development containing, related to, or based upon any information obtained during the continuance of this contract, (the confidential information) including without limiting the generality of the foregoing, any inventions, discoveries, improvements, addition, applications or works with respect to any entertainment projects, which are made by or on behalf of the Consultant or of which the Consultant becomes aware during the performance of the Consultant’s duties.  All such developments from their conception shall be deemed to be the property of the Company.

The Consultant hereby assigns the Company any rights, which the Consultant may have now or in the future in any such developments in regard to the confidential information and in any patents, industrial designs, copyrights, trademarks, or other intellectual property related thereto, as more fully described in the Offer to Purchase dated November 30, 2004.

The Consultant acknowledges that all right, title and interest in and to all confidential information and in and to any patents, industrial designs, copyrights, trademarks, or other intellectual property related thereto, as more fully described in the Offer to Purchase dated November 30, 2004.

The Consultant acknowledges that all right, title and interest in and to all confidential information and in and to any patents, industrial designs, copyrights, trademarks or other intellectual property related thereto vests in the Company.  The Consultant acknowledges the validity of any patents, industrial designs, copyrights and trademarks related to the confidential information, which may now or in the future be owned by the Company.

Forthwith after the Consultant has completed use of the confidential information or forthwith upon demand of the Company, the Consultant shall deliver to the Company all documents and other materials (including without limiting the generality of the foregoing, any drawings, notes, data, electronic, or otherwise, reports, photographs, negatives, audio video records, equipment, models, samples and the like), which may be in possession of or under the control of the Consultant relating to or based upon any confidential information.  The Consultant acknowledges that the Company is the owner of any and all such documents and materials.

The Consultant’s obligation shall continue before and after he has used the confidential information and/or the Company ceases using his services and shall continue until such time as the Consultant is expressly released therefrom by the Company in writing.  The obligation of the Consultant shall be binding on the assigns, executors, administrators or other legal representatives of the Consultant.

The Consultant acknowledges that any breach by him of this agreement shall cause irreparable damage to the Company and that any breach shall entitle the Company to seek immediate injunctive relief from a court of competent jurisdiction.

IV.  FINANCIAL TERMS

The  Consultant’s compensation package will comprise the following:

A.  Cash fee of CDN$6,000 per month for the period ending December 31, 2005.  Cash fee for the period commencing on January 1, 2006 will increase to CDN $8,000 per month subject to successful achievement of the milestones detailed in Schedule 2 of the Offer to Purchase Agreement dated November 30, 2004.  The compensation details will be formally approved by the Compensation committee to be appointed by the Board.

B.  Reimbursement of all business expenses approved by the Board.  For this purpose, all business expenses over CDN$500 should be pre-approved by the Board.

C.  Production fees and incentives, to be paid out on each individual project produced by Noble House Entertainment, commensurate with the role and responsibility fulfilled on the Production according to industry standard wages.  These fees will be paid out from the Production Budget as well as Production Revenue.  Should the Consultant re-invest fees into the production, the re-investment will be securitized through the assignment of individual Territories equal to the total amount re-invested into the production.

V.  TERMINATION OF CONSULTING CONTRACT

Notwithstanding the above, the Company may terminate the agreement immediately if the Consultant:

Is in breach of any of the provisions of this agreement.  Or,

Attempts to assign or cede any interest in this agreement contrary to the terms hereof, without the prior consent of the Company.

Is in breach of any representations or commitments detailed in the Offer to Purchase dated November 30, 2004.

In the event of the Consultant’s failure to comply with the terms of this Contract, the shares issued to the Consultant, under the Offer to Purchase Agreement dated November 30, 2004, will be canceled to the extent they remain “unvested” on the date of such failure, as defined in Schedule 2 of the said Agreement.

VI.  NOTICE

Any notice required or contemplated by this Agreement shall be in writing, and shall be sufficiently given if delivered personally or sent by prepaid registered mail to the Consultant at the Consultant’s last known place of abode:

181 Queen Street East

Toronto, ON M5A 1S2

or to the Company to:

47 Avenue Road, Suite 200

Toronto, Ontario M5R 2G3

VII.  SEVERABILITY

The parties agree that in the event that any provision, clause, article, or attachment herein, or part thereof, which form part of this Agreement, are deemed void, invalid, or unenforceable by a court of competent jurisdiction, the remaining provisions, clauses, articles, attachments or parts thereof shall be and remain in full force and effect.

VIII.  LAW OF ONTARIO

This agreement shall be governed by and construed in accordance with the laws of the Province of ONTARIO.

IX.  NOT ASSIGNABLE

Neither this Agreement nor any rights or obligations hereof shall be assignable by the Consultant without the prior written consent of the Company.  Subject thereto, this Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and assigns.

IN WITNESS WHEREOF, the parties hereto have hereunder set their hands and seals.

SIGNED, SEALED AND DELIVERED

In the presence of:

Noble House Entertainment Inc.

Per:

/s/:  Kam Shah

Kam Shah

Authorized Signing Officer

WITNESS:

/s/:  Damian Lee

Damian Lee

Consultant